Exhibit 99.1

FOR IMMEDIATE RELEASE
Agilysys Shareholders Approve Sale of KeyLink Systems
Distribution Business Assets; Company Receives Early Termination
of Hart-Scott-Rodino Review
•	Shareholders Overwhelmingly Approve Sale of KeyLink Systems Distribution Business to Arrow Electronics for $485 Million in Cash

•	Agilysys Poised to Accelerate Growth of IT Solutions Business Organically and Through Acquisition
BOCA RATON, Fla. — March 12, 2007 — Agilysys, Inc. (NASDAQ: AGYS), a leading provider of innovative IT solutions, announced today its shareholders have overwhelmingly approved the sale of the KeyLink Systems Distribution Business assets to Arrow Electronics, Inc. for $485 million in cash. In addition, on Friday, March 9, 2007, the company received notice of early termination from the Federal Trade Commission of its Hart-Scott-Rodino antitrust review. On January 2, 2007, the company announced its intention to sell the KeyLink Systems Distribution Business assets, which required a two-thirds majority vote from shareholders. At the Record Date of January 31, 2007, Agilysys had 30,839,298 shares outstanding, of which 26,152,787, or 84.8%, were represented at the meeting.
The following represents the certified results of the shareholder vote on the proposal for the sale of the KeyLink Systems Distribution Business assets.

Proposal for the Sale of the
KeyLink Systems Distribution		% of Shares	% Voted
Business	Shares	Outstanding	at Meeting

Votes For:	26,113,510	84.67%	99.93%
Votes Against:	18,862	.06%	.07%
Votes Abstaining:	20,415	.07%	NA
The sale of the KeyLink Systems Distribution Business assets will allow Agilysys to focus solely on accelerating the growth of its IT solutions business. Arthur Rhein, Agilysys chairman, president and chief executive officer, said, “Our shareholders today confirmed their strong support for our growth strategy and the completion of the transformation we began in 2003. The successful expansion of our IT solutions business over the last four years, combined with the excellent long-term opportunities available to accelerate our growth as a solution provider, will enhance our ability to continue generating high returns for our shareholders.”
Rhein noted that proceeds from the sale will accelerate growth of the company both organically and through acquisition, citing the company’s earlier stated long-term goals to:
•	Grow sales from approximately $500 million to $1 billion within two years and to $1.5 billion in three years.

•	Target gross margins in excess of 20% and earnings before interest, taxes, depreciation and amortization (“EBITDA”) of 6% within three years.

•	While in the near term, return on invested capital will be diluted due to acquisitions and legacy costs, the company continues to target long-term return on capital of 15%.
As previously announced, the purchase price of $485 million in cash is subject to a working capital adjustment to be determined at close. Taxes payable on the gain on sale are estimated to be approximately $145 million. Based on the purchase price of $485 million, Agilysys expects to net after-tax proceeds of $340 million. The company anticipates the sale will close March 31, 2007.

Forward-Looking Language
Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause Agilysys actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent SEC filings.
Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to the proposed sale of the KeyLink Systems Distribution Business assets, Agilysys anticipated revenue gains, sales volume, margin improvements, cost savings, new product introductions, cash distribution policies, other divestitures and acquisitions, and development of intellectual assets.
Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate acquisitions, strategic alliances or joint ventures.
In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2006. Interested persons can obtain it free at the Securities and Exchange Commission’s Web site, www.sec.gov.
About Agilysys, Inc.
Agilysys, Inc. (NASDAQ: AGYS) is a leading provider of innovative IT solutions to the corporate and public sectors, with special expertise in select vertical markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Boca Raton, Fla., Agilysys operates extensively throughout North America, with additional sales offices in the United Kingdom and China. For more information, visit www.agilysys.com.

Analysts/Investor Contact:	Martin Ellis Executive Vice President, Treasurer and Chief Financial Officer Agilysys, Inc. 561-999-8780 martin.ellis@agilysys.com
Media Contact:	Julie Young Director, Corporate Communications Agilysys, Inc. 440-498-6736 julie.young@agilysys.com
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